Exhibit 23.1

 Hunter Taubman Fischer, LLC

1450 Broadway

Floor 26

New York, New York 10018

(212) 732-7184 Fax: (212) 202-6380

E-mail: ltaubman@htflawyers.com

August 21 , 2015

eWellness Healthcare Corporation

11825 Major Street

Culver City, California 90230

Ladies and Gentlemen:

We have acted as counsel to eWellness Healthcare Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 (the “Registration Statement”), relating to the proposed registration of 1,300,281 shares of the Company’s common stock (the “Common Stock”).

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Common Stock to be offered by the selling shareholders, when sold under the circumstances contemplated in the Registration Statement, are legally issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Nevada corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” included in the Prospectus forming a part of the Registration Statement.

Sincerely,

Hunter Taubman Fischer

By:	/s/ Louis Taubman
Louis Taubman